AMENDED AND RESTATED
EXECUTIVE RETENTION AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE RETENTION AGREEMENT (this “Agreement”) by and between AMERICA ONLINE LATIN AMERICA, INC., a Delaware corporation (the “Company”), and DAVID BRUSCINO (the “Executive”) is made as of September 1, 2005 (the “Effective Date”).

WHEREAS, the Executive is employed by AOL Latin America Management LLC, a Delaware LLC (“Management”) and a wholly owned subsidiary of the Company (Management, collectively with the Company, as the context may require, the “Company”), and because of his employment, possesses detailed knowledge of the Company and its business operations, as a result of which the Executive’s continued service to the Company is very important to the future success of the Company; and

WHEREAS, the Company has announced that it will be sold or cease operations, and it has filed for protection under chapter 11 of the U.S. Bankruptcy Code (a “Filing”), and the Company recognizes that the Company ´s situation may result in the departure or distraction of key personnel to the detriment of the Company and its creditors; and

WHEREAS, the Company and the Executive are parties to an Executive Retention Agreement dated June 5, 2004 (the “Original Retention Agreement”), pursuant to which the Company agreed to provide certain benefits to the Executive in order to encourage the continued employment of the Executive with the Company; and

WHEREAS, the Compensation Committee and the Special Committee of the Board of Directors of the Company have determined that, in light of the Company ´s current situation and the Filing, additional steps should be taken to reinforce and encourage the continued employment and dedication of the Company’s key personnel; and

WHEREAS, the Executive desires to remain in the employ of the Company and, in light of the Company ´s current financial condition and the Filing, the Executive has determined that it is in the Executive ´s best interests to enter into this Agreement to supersede the Original Retention Agreement in its entirety; and

NOW, THEREFORE, for good and valuable consideration, the Executive and the Company agree as follows:

1. Salary Adjustment; Retention Bonuses. If, and only if, the Executive remains employed by the Company on January 1, 2006, the annual base salary of the Executive shall be increased effective as of such date to US$201,341. If, and only if, the Executive remains employed by the Company through a Trigger Date (as set forth in the following table), the Company shall pay the Executive on such Trigger Date the lump sum payment corresponding to such Trigger Date (each, a “Retention Bonus” and collectively the “Retention Bonuses”):

Trigger Date Retention Bonus

January 1, 2006 US$70,469

December 1, 2006 US$251,676

provided, that a Retention Bonus shall be paid only in the event that the Executive executes and delivers to the Company a Release and Waiver in the form of Exhibit A hereto (the “Waiver and Release”), together with any other document that may be required under Brazilian law to release, to the extent possible, the Company ´s Brazilian subsidiary (“AOLB”) from all Released Claims (as defined in Exhibit A) (such Release and Wavier and other documents, collectively the “Release Documents”) within 45 days after the Applicable Trigger Date and the Executive does not rescind the Waiver and Release within seven days of delivering the Waiver and Release, in which case the Retention Bonus shall be paid on the eighth day following delivery of such Release Documents; provided further, that in the event any of the following events occurs prior to a Trigger Date, and if and only if the Executive remains employed by the Company through the Acceleration Date, the Company will pay the Executive or his estate, on the date of the occurrence of the applicable event (the “Acceleration Date”), all Retention Bonuses that have not as of such Trigger Date yet been paid to the Executive: (a) the Company provides a Notice of Termination (as defined in Section 2.4) with respect to a termination of Executive’s employment without Cause or as a result of the Executive’s Disability; (b) the Executive provides a legitimate Notice of Termination with respect to the termination of his employment for Good Reason; or (c) the Executive dies; provided further, that if on the Acceleration Date the Executive is a Key Employee (as defined in Section 3.6), then such Retention Bonuses shall not be paid until the date that is six months following the Acceleration Date; provided further, that if on the Acceleration Date the termination of the Executive ´s employment does not constitute a Separation from Service (as defined in Section 3.7), then such Retention Bonuses shall not be paid until the date that is six months following the Executive ´s Separation from Service. Notwithstanding the foregoing, in the event that the Company is unable or unwilling to amend this Agreement (as is contemplated in Section 8 herein) in order to avoid the adverse tax consequences that may result for the Executive due to the application of Internal Revenue Code Section 409A to the provisions of this Section 1, the Retention Bonuses shall be paid on the specified Trigger Dates as set forth above.

Notwithstanding the foregoing, in the event the Executive’s employment with AOLB is terminated within five days of an Acceleration Date (including, without limitation, by virtue of the deemed resignation described in Section 2.3 hereof), the amount of the applicable Retention Bonuses shall be reduced by the amount of all statutory indemnities legally required to be paid upon termination of the Executive ´s employment with AOLB (which may include, depending on the circumstances of the termination of the Executive ´s employment, but may not be limited to, penalty paid in lieu of prior notice and the 40% fine over the Unemployment Guarantee Fund—FGTS-deposits) and all indemnities which may be provided by the applicable collective bargaining or union agreement to which AOLB may then be a party.

Under the Original Retention Agreement, Executive was offered certain annual bonuses and severance payments as consideration for granting to the Company certain waivers and release of claims. The Executive acknowledges that the Retention Bonuses herein replace the consideration to which Executive might have been entitled under the Original Retention Agreement. The Executive acknowledges and agrees that the Executive is not entitled to receive any bonus or severance payment under the Original Retention Agreement, and, in consideration of the benefits to be provided under this Agreement, the Executive hereby agrees that the terms and conditions of this Agreement replace and supersede in its entirety the Original Retention Agreement, which is of no further force or effect.

2. Payments to Executive on Termination of Employment.

2.1 Payments and Benefits Due on Termination of Employment by the Company Without Cause or as a Result of Disability or by the Executive for Good Reason.

(a)	Accrued Amounts. If the Executive’s employment is terminated by the Company without Cause or as a result of the Executive’s Disability or if the Executive’s employment is terminated by the Executive for Good Reason, then following the Termination Date (as defined in Section 2.4), the Executive shall no longer receive any base salary from the Company; provided, that the Executive shall be entitled to be paid, within 30 days of the Termination Date, such portion of the Executive’s base salary as has accrued by virtue of his employment during the period through the Termination Date that has not yet been paid, together with any amounts for accrued but unused vacation time and for expense reimbursement and similar items which have been properly incurred in accordance with the Company’s policies prior to termination and have not yet been paid.

(b)	Continuation of Benefits. If the Executive’s employment is terminated by the Company without Cause or as a result of the Executive ´s Disability, or if the Executive’s employment is terminated by the Executive for Good Reason, then the Executive will remain eligible for participation in all employee welfare benefit plans of the Company (as that term is defined under Section 3(l) of the Employee Retirement Income Security Act of 1974), subject to the terms and conditions of those plans relating to participation after termination of employment; provided, that with respect to health and dental coverage, in the event that the Executive executes and delivers to the Company the Release Documents within 45 days after the date of the Termination Date and the Executive does not rescind the Waiver and Release within seven days of delivering the Waiver and Release, the Company shall designate one of the following, at its option: (i) the Executive shall remain eligible for participation in the Company’s health and dental plans at the Company ´s expense for a period of 12 months, (ii) should the Executive qualify for continuation of medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and in effect on the date of the Executive’s termination of employment hereunder (“COBRA”), the Executive shall no longer be eligible for coverage under the Company’s health and dental plans as of the Termination Date and, if the Executive properly elects and makes payments required by COBRA, the Company will reimburse the Executive, upon submission of reasonable documentation of such payments, for the cost thereof for the applicable COBRA premiums for a period not exceeding 12 months, (iii) the Company shall purchase for the benefit of the Executive and his family, if applicable, health and dental insurance coverage, for the period of 12 months following the Termination Date, equivalent to the coverage in effect immediately prior to the Notice of Termination or (iv) arrange for the Executive and his family, if applicable, to be covered under substantially equivalent health and dental plans maintained by an affiliate of the Company for a period of 12 months following the Termination Date. The Executive will not be entitled to the grant of any additional stock options or other stock rights under the Plan following the Termination Date.

(c)	Retention Bonuses. If the Executive’s employment is terminated by the Company without Cause or as a result of the Executive’s Disability or if the Executive’s employment is terminated by the Executive for Good Reason, then in the event that the Executive executes and delivers to the Company the Release Documentswithin 45 days after the date of the Termination Date and the Executive does not rescind the Waiver and Release within seven days of delivering the Waiver and Release, the Executive shall be entitled to receive all Retention Bonuses that have not then been paid to the Executive.

2.2. Payments Due on Termination by the Company for Cause or by the Executive Other than for Good Reason or Upon the Death of the Executive. In the event the Company terminates the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, or the Executive dies, then the Executive shall be entitled as of the Termination Date to no additional compensation under this Agreement, except: (a) in the case of the death of the Executive, (i) as provided in Section 1 hereof, and (ii) within 30 days of the date of death, such portion of the Executive’s base salary as has accrued by virtue of his employment through such date that has not yet been paid, together with any amounts for accrued but unused vacation time and for expense reimbursement and similar items which have been properly incurred in accordance with the Company’s policies prior to termination and have not yet been paid.

2.3. Effects of Resignation. In the event that the Executive voluntarily terminates his employment with the Company, such termination shall also be deemed to be a termination of his employment with AOLB and all other direct or indirect subsidiaries of AOLA, with such effect as may be applicable in Brazil and each such other jurisdiction.

2.4. Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than as a result of death) shall be communicated by written notice of termination to the other party (a “Notice of Termination”) addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either: (a) delivered by hand; (b) made by telecopy; or (c) sent by overnight courier.

If to the Company:	AOL Latin America 6600 N. Andrews Ave., Suite 400 Ft. Lauderdale, FL 33309 Attn: President Attn: Associate General Counsel Facsimile: (954) 233-1803

If to the Executive:	David Bruscino 847 Carriage Park Oval Westlake, OH 44145

All notices and other communications shall be deemed to have been given either: (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (b) if made by telecopy, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service.

Any termination by the Company for Cause must be by a Notice of Termination given within 60 days of the Company’s knowledge of the event(s) or circumstance(s) which constitute(s) Cause and will be effective immediately unless a later date is otherwise stated in such notice, which date shall be the termination date (the “Termination Date”). Any termination of the Executive’s employment by the Company without Cause must be by a Notice of Termination to the Executive, effective 12 months after the date the notice is given, which date of effectiveness shall be the Termination Date; provided, that in the event that, at the time the Notice of Termination is given, the Executive is a Key Employee, then the Termination Date shall be the date that is 30 days following the date such Notice of Termination is given. Any termination of the Executive’s employment as a result of the Executive’s Disability must be by Notice of Termination and will be effective immediately unless a later date is otherwise stated in such notice, which date shall be the Termination Date.

A termination of the Executive’s employment by him for Good Reason must be by a Notice of Termination given within 60 days of the Executive’s knowledge of the event(s) or circumstance(s) that constitute(s) Good Reason, or within 60 days of the end of the cure period, if applicable. The Termination Date, which shall be set forth in the Notice of Termination, shall be no later than nine months after the date of the Notice of Termination.

The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

2.5 Letter Agreement. In the event of any termination of the Executive’s employment, the parties will work together to make final adjustments and payments relating to salary and reimbursement of expenses, as soon as practicable and, if possible, concurrently with the other payments to be made hereunder, as set forth in the letter agreement attached hereto as Exhibit B (the “Bruscino Letter”).

3. Key Definitions. As used herein, the following terms shall have the following respective meanings:

3.1 “Change in Control” means the first to occur of the following:

(a) the date on which AOL and ODC do not own, collectively, shares of capital stock of the Company representing more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company,

(b) the date on which AOL and ODC do not collectively have the right to approve the election of (as a stockholder or through its designee on the Special Committee) at least a majority of the Board of Directors of the Company,

(c) any Person or Persons other than AOL or ODC acquires any general power to prevent the Company’s Board of Directors or shareholders from taking action on a substantial range of corporate actions without the approval of such Person or Persons other than pursuant to covenants and agreements of the Company contained in any loan documents, indentures or similar agreements entered into in connection with any bona fide indebtedness for money borrowed by the Company after the date hereof, or

(d) the date on which the Company sells, leases, exchanges or otherwise transfers (in one transaction or a series of related transactions) all or substantially all of the assets of the Company to any Person, other than a transfer of assets of the Company to a Liquidating Trust (as defined in Section 4) and other than a transaction in which

(x) AOL and ODC (i) own, collectively, shares of capital stock or other equity securities of the acquiring Person representing more than 50% of the Voting Power or (ii) individually each has the right to approve the election of at least a majority of the board of directors or managers, as applicable, of the acquiring Person, and

(y) no Person or Persons other than AOL or ODC has any general power described in clause (c) above with respect to such acquiring Person.

For purposes of this definition of Change in Control: (a) “AOL” means, collectively, America Online, Inc., a Delaware corporation, and Time Warner Inc., a Delaware corporation, and each of their successors, and any of their wholly owned subsidiaries; (b) “ODC” means, collectively, Aspen Investments LLC, a Delaware limited liability company, and Atlantis Investments LLC, a Delaware limited liability company, and each of their successors, any of their wholly owned subsidiaries and any entities wholly owned by Gustavo Cisneros, Ricardo Cisneros or their family members; and (c) “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

Notwithstanding the foregoing, neither the Filing nor the creation of a Liquidating Trust (and the transfer of assets of the Company to a Liquidating Trust) shall constitute a Change in Control.

3.2 Intentionally Omitted.

3.3 “Cause” means: (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure without proper cause to perform your duties with the Company, if such failure remains uncured for 20 days after notice to you; provided, that in no event shall such failure be deemed to constitute “Cause” if you have in good faith attempted to perform your responsibilities to the Company; (iii) fraud, embezzlement, misappropriation, or reckless or willful destruction of Company property; (iv) breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the Agreement to Preserve Confidentiality, Noncompetition and Proprietary Rights dated May 1, 2000 between you and the Company (the “Confidentiality Agreement”) or your material violation of the Company ´s Standards of Business Conduct (it being agreed that any violation of the Insider Trading Policy shall be deemed to be material for purposes of this definition of “Cause”) or (vi) your improper conduct substantially prejudicial to the Company ´s business.

3.4 “Good Reason” means: (a) a reduction in the Executive’s annual base salary, or the failure of the Company to pay any installment of the Executive ´s base salary within five business days of the date on which such installment is due to be paid under the Company ´s normal payroll practices (or, if court approval to a payment of your base salary is required because of the Filing, then within two days of receipt of such approval); (b) a material change by the Company in the Executive’s title or responsibilities which materially adversely affects his position with the Company or causes it to become of less responsibility or scope, provided that such material change is not in connection with a termination of the Executive’s employment hereunder for Cause, and further provided that a change in the Executive ´s title shall not in and of itself constitute “Good Reason” if such change is made in connection with a transaction resulting in a Change in Control; (c) at any time following a Change in Control, a material increase in the responsibilities and duties of the Executive without a commensurate increase in base salary; or (d) the failure of the Company to comply with any provision of this Agreement which failure, if capable of remedy, has not been cured within 20 days after notice of such noncompliance has been given by the Executive to the Company, provided that any Notice of Termination hereunder shall be given within 60 days after the end of such 20-day period; or (e) a determination by the Company that the Executive change his principal place of employment to a location which is outside of São Paulo, Brazil; or (f) a material reduction in or elimination of the health and welfare benefits, in the aggregate, or 401(k) plan benefits provided to the Executive as of the date of this Agreement, unless such diminution or elimination is replaced by benefits that are, in the aggregate, substantially similar; provided, that the failure of the Company to provide such 401 (k) plan benefits shall not constitute Good Reason if (i) the Company ceases to exist (or if the Company continues to exist but by reason of the corporate structure resulting from the Company ´s chapter 11 plan it is not permitted under applicable authorities to continue to provide such benefits) and (ii) either (A) the Liquidating Trust is not permitted under applicable authorities to create a new 401(k) plan or to assume the 401(k) plan from the Company or resulting corporate structure or (B) if the Liquidating Trust is not permitted to create a new 401(k) plan but is permitted by applicable authorities to assume the Company ´s existing 401(k) plan, the trustee of the Company ´s existing 401(k) plan does not consent to the assignment to the Liquidating Trust of such plan after reasonable commercial efforts by the Company to obtain such consent.

The Executive acknowledges that the scope of the Executive ´s responsibilities may increase, and may vary significantly from time to time, and the reporting relationships may also change from time to time as a result of the exigencies of the bankruptcy process. The Executive acknowledges and agrees that the change in the scope and responsibilities of the Executive ´s position and the Executive ´s reporting relationships resulting from the Filing and related corporate activities does not constitute Good Reason.

3.5 “Disability” means the Executive’s absence from employment with the Company due to: (a) his inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of such medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.

3.6 “Key Employee” shall have the same meaning as provided for under Internal Revenue Code Section 409A of the Treasury guidance published thereunder (currently, anyone employed by a corporation any stock in which is publicly traded on an established securities market or otherwise, and who (i) owns more than 5% of the stock of the Company; (ii) owns more than 1% of the stock of the Company and has compensation in excess of $150,000; or (iii) is an officer of the Company and has compensation in excess of $130,000).

3.7 “Separation from Service” shall have the same meaning as is provided for under Internal Revenue Code Section 409A.

4. Liquidating Trust. The parties understand that, pursuant to the Filing, the Company may propose a chapter 11 plan that will provide that certain assets of the Company would be transferred to one or more liquidating trusts or other entities (such trusts or entities, collectively, the “Liquidating Trust”), and the Liquidating Trust may require the services of the Executive. For purposes of this Agreement, a Liquidating Trust shall be deemed to be a successor to the Company, and the transfer of the Executive ´s employment to the Liquidating Trust shall not be deemed a termination of the Executive ´s employment by the Company so long as (i) the Liquidating Trust assumes all obligations of the Company under this Agreement and (ii) the Liquidating Trust assumes and performs the Company ´s obligations under, or otherwise provides, all health and welfare and 401(k) plan benefits to the Executive in a manner so as not to trigger clause (f) of Section 3.4. To the extent that the Liquidating Trust is created and the employment of the Executive is transferred to the Liquidating Trust, references to the “Company” in this Agreement shall be deemed to include the Liquidating Trust where appropriate, and the creation of a Liquidating Trust and the transfer of the Executive ´s employment to the Liquidating Trust shall not be deemed to be a Change of Control.

5. Not an Employment Contract. The Executive and the Company acknowledge: (a) that the Executive is an employee at will of the Company; (b) that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee; and (c) that the Executive may terminate his employment with the Company at any time.

6. Taxes. The Executive will not be entitled to any additional payments in the event the Executive becomes subject to tax under Section 4999 of the Internal Revenue Code or any similar tax (“Excise Tax”) as a result of any payment (within the meaning of Section 280G of the Internal revenue Code or other applicable provision) made pursuant to this Agreement.

7. Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fort Lauderdale, Florida, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

8. Amendment. This Agreement will be amended by the parties should changes to Internal Revenue Code Section 409A require such an amendment in order to avoid adverse tax consequences. In the event that changes to Internal Revenue Code Section 409A require that this Agreement be amended in order to avoid adverse tax consequences for the Executive or the Company and the Company fails to, or is unwilling to, amend this Agreement, the Company shall indemnify the Executive in the amount of the tax liability caused by the Company’s failure or unwillingness to amend this Agreement, plus a single gross up to reflect the extra taxable income as a result of the indemnified taxes.

9. Successors.

9.1 Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and including, without limitation, any Liquidating Trust) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

9.2 Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or his family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

10. Miscellaneous.

10.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.2 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Florida, without regard to conflicts of law principles.

10.3 Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

10.4 Confidentiality. The Executive shall not disclose to any third party the existence or terms of this Agreement, except as may be required by law or for purposes of securing professional financial, tax or legal services.

10.5 Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements (including, without limitation, the Original Retention Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled; provided that the Bruscino Letter remains in full force and effect and is unmodified hereby. In connection with, and in consideration of, the obligations of AOLA set forth in this Agreement, the Executive acknowledges and agrees to the continued validity of the Confidentiality Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

AMERICA ONLINE LATIN AMERICA, INC.

/s/ Osvaldo Baños
By: Osvaldo Baños
Executive Vice President and Chief
Financial Officer

/s/ David Bruscino

DAVID BRUSCINO

Exhibit A

Release and Waiver

I acknowledge that under my Original Retention Agreement, I was offered certain consideration in the form of annual bonuses and severance payments in exchange for which I agreed to provide a waiver and release of claims as set forth therein. The Amended and Restated Executive Retention Agreement supersedes and replaces the Original Retention Agreement in its entirety. In exchange and consideration for the Retention Bonuses and the salary adjustment, all as set forth in my Amended and Restated Executive Retention Agreement dated      (the “Retention Agreement”), which is consideration for my release and waiver herein and which is consideration to which I am not otherwise entitled, I agree to release and discharge unconditionally America Online Latin America, Inc. (“AOLA”), and any successors, subsidiaries (including, without limitation, AOL Brasil, Ltda.), affiliates, related entities, predecessors, merged entities and parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates, successors and assigns (collectively, the “Releasees”), from any and all claims, actions, causes of action, demands, obligations or damages of any kind arising from my employment with      [insert name of appropriate entity] and my separation from employment or otherwise, whether known or unknown by me, which I ever had or now have upon or by reason of any matter, cause or thing, up to an including the day I sign this Release and Waiver (collectively, the “Released Claims”). The Released Claims include, but are not limited to, all claims arising out of or related to any stock options held by me or granted to me by the Company; all claims under Title VII of the Civil Rights Act of 1964, as amended; all claims under the Worker Adjustment and Retraining Notification Act (WARN), or similar state statutes; all claims under the Americans with Disabilities Act; all claims under the Age Discrimination in Employment Act (“ADEA”); all claims under the Older Workers Benefit Protection Act (“OWBPA”); all claims under the Fair Labor Standards Act; all claims under the National Labor Relations Act; all claims under the Family and Medical Leave Act; all claims under the Employee Retirement Income Security Act; all claims under 42 U.S.C. § 1981; all claims under Chapter 760, Florida Statutes; all claims under Chapter 448, Florida Statutes; and all claims under other analogous foreign, federal, state, and local laws, regulation, statutes and ordinances; all claims under any principle of common law; all claims concerning any right to reinstatement; and all claims for any type of relief from any of the Releasees, whether foreign, federal, state or local, whether statutory, regulatory or common law, and whether tort, contract or otherwise, through the date I sign this Release and Waiver. This release of claims does not affect (i) any pending claim for workers’ compensation benefits, (ii) my vested rights, if any, in AOLA’s 401(k) plan, (iii) my rights to exercise any and all AOLA stock options held by me that are exercisable during the applicable period of exercise and in accordance with all other terms of those options and the stock options plans, agreements, and notices under which such options were granted, (iv) my rights to enforce any of the Company’s obligations under the Retention Agreement or (v) any rights to indemnification I may have under applicable law or the constituent documents of AOLA or      [insert name of appropriate entity] or any insurance policy carried by AOLA or       (or their respective successors) by virtue of my employment with      [insert name of appropriate entity] for actions taken within the scope of my employment.

Pursuant to the OWBPA, I acknowledge and warrant the following: (i) that I am waiving rights and claims for age discrimination under the ADEA and OWBPA, in exchange for the consideration described above, which is not otherwise due to me; (ii) I have consulted with an attorney before signing this Release and Waiver; (iii) that I have been given a period of at least twenty-one (21) days in which to consider this Release and Waiver and the waiver of any claims I have or may have under law, including my rights under the ADEA and OWBPA, before signing below; (iv) that I have been provided the demographic information attached as Schedule 1 hereto regarding the job titles of employees who are and who are not being offered a Retention Bonus for a Release and Waiver; and (v) I understand that I may revoke this Release and Waiver within seven (7) days after my execution of this Release and Waiver, and that such waiver shall not become effective or enforceable and that I will not receive the Retention Bonus until seven (7) days after the date on which I execute this Release and Waiver. Any such revocation must be made in writing and delivered by certified mail to both the Chief Executive Officer and the General Counsel of AOLA, each at the following address: America Online Latin America, Inc., 6600 N. Andrews, Suite 400, Ft. Lauderdale, FL 33309. I understand that if I exercise my right to revoke this Release and Waiver, I will not be entitled to payment of the Retention Bonus.

By signing below, I acknowledge that I have carefully reviewed and considered this Release and Waiver; that I fully understand all of its terms; and that I voluntarily agree to them.

XXXXXXXXXXX

EXHIBIT B

[LETTERHEAD OF AOLA]

December 15, 2003

Mr. David A. Bruscino
C/O AOL Brasil
Av. Marginal do Rio Pinheiros
5.200 Ed. Philadelphia – 1° e 2° andares
São Paulo, SP Brasil 05693-000

Dear Dave:

This letter (the “Letter”) is intended to memorialize our understanding of the principal terms concerning your compensation in connection with your relocation to Brazil and under which we have been operating. America Online Latin America, Inc.’s (“AOLA”) subsidiary, AOL Brasil Ltda. (“AOL Brasil” and together with AOLA, the “Company”) will continue to pay a portion of your gross base compensation (currently US$183,500) for periods while you are employed by AOLA and are located in Brazil. This payment is currently equal to R$13,500 (the “Brazilian Salary”), and may be modified by mutual agreement, and will continue to be paid in Brazil by AOL Brasil. The Brazilian Salary will be offset against compensation paid by AOLA so that your total gross compensation will remain unchanged. Any additional compensation that you receive or may receive in the future in Brazil including, but not limited to, meal tickets, an extra month’s salary and vacation premiums (“Brazilian Benefits” and together with the Brazilian Salary, “Brazilian Compensation”) shall also be offset against the compensation to be paid by AOLA. Due to exchange rate fluctuations, the dollar value of the Brazilian Compensation will fluctuate. Accordingly, you and the Company will review total actual gross compensation periodically and make any necessary adjustments to achieve the desired gross compensation level. The parties have agreed on the mechanism by which compensation will be reviewed periodically, a copy of which is attached hereto as Exhibit A.

In addition, during your employment with AOLA and while you are located in Brazil, you will continue toreceive US$1,500 per month as reimbursement of out-of-pocket expenses incurred by you in Brazil and in Fort Lauderdale, Florida headquarters office as a result of your relocation to Brazil. To the extent you have not received the full amount of expense reimbursements to which you are entitled, these amounts will be paid to you or offset against amounts you may owe to AOLA as a result of the compensation adjustments referenced in the preceding paragraph. You further acknowledge and agree that, consistent with how we have operated to date, you will not be entitled to expense reimbursements for lodging or car rental while you are in Ft. Lauderdale, Florida.

You hereby agree and acknowledge that this Letter does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee and that this Letter does not prevent you from terminating your employment. You hereby agree and acknowledge that you are an employee “at will” and that either you or the Company may terminate the employment relationship between them at any time and for any reason.

This Letter represents the complete agreement between you and the Company regarding the subject matter hereof.

If this Letter accurately reflects your understanding, please so indicate by signing and returning to us a copy of the same.

Very truly yours,

America Online Latin America, Inc.

By:
Name: Osvaldo Baños
Title: Executive Vice President

By:

David A. Bruscino

Exhibit A

Mechanism for the Periodic Review and True-Up of Compensation to Mr. David Bruscino While on
Relocation in Brazil

I.	Exchange rate fluctuations

a.	Because of exchange rate fluctuations in payment of the Brazilian Compensation, periodic “true-ups” are required to maintain total gross compensation in constant U.S. dollar terms.

II.	Mechanism for Salary “True-up”

a.	“True-ups” to be performed within sixty days of each calendar quarter close.

b.	“True-up” to be calculated by Regional HR and Brasil Finance, with concurrence by the Treasurer and Controller (Milton Brice).

c.	For purposes of calculating the dollar value of the Brazilian Compensation, the Treasurer and Controller is to provide closing exchange rates for the dates on which such Brazilian Compensation was actually paid in Brasil. The exchange rates to be used will be the closing exchange rates provided by Citibank (or other reputable financial institution) via its foreign exchange web site or other communications.

III.	Settlement Mechanism for Amounts Determined Under True-up

a.	If amounts are owed to Mr. David Bruscino under the true-up calculation, he will be paid such amounts via the Fort Lauderdale payroll after the Treasurer and Controller certifies such true-up calculation.

b.	If Mr. Bruscino owes amounts to AOLA as a result of the true-up calculation, his gross salary in the Fort Lauderdale payroll will be reduced by such amounts after the Treasurer and Controller certifies such true-up calculation.

Schedule 1

As described below, certain individuals are being offered a Retention Bonus based on      in exchange for a Release and Waiver.

Job Titles and Ages of Individuals Being Offered a Retention Bonus	Job Titles and Ages of Individuals Not Being Offered a Retention Bonus